LETTER AGREEMENT

Russell Investments Fund Services, LLC

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re: Administrative Agreement

This Letter Agreement relates to the Administrative Agreement between Russell Investment Company (“RIC”) and Russell Investments Fund Services, LLC (“RIFUS”) dated June 1, 2016, as amended (the “Agreement”). RIC advises you that it is creating two new funds to be named the Real Assets Fund and the Tax-Managed Real Assets Fund (the “New Funds”). RIC desires RIFUS to provide administrative services to the New Funds pursuant to the terms and conditions of the Agreement. The fees to be charged by RIFUS in return for its services shall be as set forth for “Non-Fund of Funds” on Exhibit A of the Agreement.

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer, Chief Accounting Officer and Chief Financial Officer

Accepted this day of , 20 .

RUSSELL INVESTMENTS FUND SERVICES, LLC

By:
Kari Seabrands
Associate Director, Fund Administration